Exhibit 12
               BROOKDALE LIVING COMMUNITIES, INC. (THE "COMPANY")
          AND PREDECESSOR PROPERTIES (THE "PREDECESSOR" TO THE COMPANY)

                    STATEMENT REGARDING COMPUTATION OF RATIOS
                     OF EARNINGS TO COMBINED FIXED CHARGES
                                   (In 000's)



                                                                           Predecessor
                               Brookdale Living Communities, Inc.          Historical           Brookdale Living Communities, Inc.
                               ----------------------------------          -----------          ---------------------------------
                              Three Months           Three Months         January 1, 1997      May 7, 1997           Nine Months
                                  Ended                 Ended                   to                  to                  Ended
                           September 30, 1997     September 30, 1998        May 6, 1997     September 30, 1997    September 30, 1998
                           ------------------     ------------------        -----------     ------------------    ------------------
EARNINGS
--------
Income (loss) before
  income tax,
  preferred share
  dividends per
  consolidated/combined
  financial statements.....    $    180               $  2,795               $    (290)         $    (34)             $  6,930

Interest cost..............       3,760                  6,030                   3,872             6,019                16,333
Interest cost
  (capitalized)............         (36)                  (333)                     --               (36)                 (935)
Amortization of debt
  expense..................         240                    332                     287               444                   949

Preferred share dividends..          --                     --                      --                --                    --
                               --------               --------               ---------          --------              --------
Earnings...................    $  4,144               $  8,824              $    3,869          $  6,393              $ 23,277
                               ========               ========               =========          ========              ========

FIXED CHARGES
-------------
Interest cost..............    $  3,760               $  6,030               $   3,872          $  6,019              $ 16,333
Amortization of debt
  expense..................         240                    332                     287               444                   949
Preferred share dividends..          --                     --                      --                --                    --
                               --------               --------               ---------          --------              --------

Total fixed charges........    $  4,000               $  6,362               $   4,159          $  6,463              $ 17,282
                               ========               ========               =========          ========              ========
Ratio of earnings to
  combined fixed charges
  and preferred share
  dividends................        1.04                   1.39                      --                --                  1.35
                               ========               ========               =========          ========              ========

Excess (deficit) of
  earnings to combined
  fixed charges and
  preferred share
  dividends................    $    144               $  2,462               $    (290)         $    (70)             $  5,995
                               ========               ========               =========          ========              ========